SALIVA DIAGNOSTIC SYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                            Three months ended March 31,
                                              2001              2000
                                              ----              ----
Basic earnings:
Net (loss)                              $     (227,689)    $      (240,630)
                                        --------------     ----------------
Shares:
Weighted common shares outstanding          28,757,864          16,227,710
                                        --------------     ---------------
Basic net  (loss) per share             $        (0.01)    $          (0.01)
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